Exhibit 10.61

Key Employee Retention and Severance Program

The Performance Incentive Program

A.          Modification of Goals

             1.        The Performance Incentive Program (the "Performance Plan") under the Key Employee Retention and Severance Plan is substantially similar to the Company's existing Senior Management Incentive Plan (the "MIP"), except it has been modified to match the covenants set forth in the Company's Debtor-in-Possession Financing Facility (the "DIP Facility") and business plan. Under the MIP, bonuses were earned upon the achievement by an employee's individual division of certain performance targets. The targets were specific to the individual division and related to predetermined levels of return on invested capital for that division. In furtherance of aligning employee and creditor/lender interests, the performance targets under the Performance Plan have been modified to reflect achievements of Company wide levels of EBITDA and cash availability, which are metrics more commonly associated with creditor or lender interests. These targets were fully negotiated and implemented pursuant to an amendment to the Company's DIP Facility and have been incorporated into the Company's five year business plan.

             2.        There are 245 employees eligible for bonuses under the Performance Plan.1 The 245 eligible employees are divided into five groups ("Group 1A," "Group 1," "Group 2," "Group 3," and "Group 4"), that are based upon level of seniority and responsibility within the Company. Provided maximum performance targets are reached, the aggregate payments to be made under

          1This reflects the same number of employees eligible for bonuses under the MIP.

the Performance Plan, will be $4,484,076 per quarter.2  For each performance target, each eligible employee will be paid a percentage of base salary ("Base Salary") as a bonus. Base Salary is defined as salary earnings, plus any tax deferred earnings that are deducted from gross salary to arrive at W-2 salary earnings (i.e., section 401k Savings) and exclusive of any incentive payments and any non-financial recurring adjustments, such as relocation expenses. Participants will receive a quarterly incentive payment equal to a percentage of their quarterly salary, based on achieving 85-120% of EBITDA, as projected in the Company's business plan for such quarter.3

             3.        Participants will also receive a quarterly incentive payment equal to a percentage of their quarterly salary, based on achieving 85-120% of average monthly cash availability, as projected in the Company's business plan for such quarter. 4

             4.        The bonus pool for the Performance Plan will be funded when the established goals are met, and the payments will be paid in quarterly lump sums following a determination of actual performance and the calculation of each individual's incentive awards.

                        (a)       In lieu of paying out each quarter 100% of what an employee earns under the MIP Plan, starting in the fourth quarter of 2003, and for every quarter thereafter, employees will earn 100% of their MIP payout but they will only receive 50% of the total earned. The remaining 50% will be paid on the effective date of a plan of reorganization.

          2In the event that only the minimum or target level is achieved, the aggregate quarterly payments under the Performance Plan would be $1,242,325 and $2,484,650 respectively.

          3The exact percentage of salary depends on the employment level of the participant and the actual performance achieved.

          4The exact percentage of salary depends on the employment level of the participant and the actual performance achieved.

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             5.        As described above, for each quarterly target date, the Company has set two separate predetermined target levels. One target level is based on EBITDA (the "EBITDA Metric") and the second target level is based on cash availability goals (the "Cash Availability Metric") (collectively, the "Metrics"). Each target level must be achieved before each applicable period ending date. Achievement of each of the target level Metrics will account for 50% of a potential individual's bonus. Therefore, if one of the Metrics is achieved while the other is not, the eligible employee will still be entitled to receive the corresponding bonus payout (50% of the individual's potential bonus) associated with the Metric achieved.

             6.        The payouts under the Performance Plan are calculated using the targets for the EBITDA and Cash Availability Metrics detailed respectively in Tables A and B below. Each period ending date has a corresponding minimum, target, and maximum EBITDA Metrics goal and each period has an average weekly cash availability minimum, target and maximum cash availability Metrics goal. The minimum goal represents the base level necessary to achieve any bonus payout. The target goal represents the level at which the Company expects to perform while the maximum goal represents the level needed to be achieved for the maximum bonus payout. Table A below provides the period ending dates as well as the target levels for the EBITDA Metrics/Goals and Table B below provides the same for the Cash Availability Metrics/Goals.

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Table A
EBITDA Metrics/Goals

Period Ending	Minimum	Target	Maximum
September 30, 2003	$33,704,200	$39,652,000	$47,582,400
December 31, 2003	$34,977,500	$41,150,000	$49,380,000
March 31, 2004	$28,352,600	$33,356,000	$40,027,200

Table B
Cash Availability Metrics/Goals5

Period Ending	Minimum	Target	Maximum
September 30, 2003	$95,186,000	$111,983,000	$134,380,000
December 31, 2003	$106,086,000	$124,807,000	$149,768,000
March 31, 2004	$112,847,000	$132,761,000	$159,313,000

B.          Modification of Proposed Payouts

             1.        In addition to modifying the Metrics for the calculation of achievement of the performance goals, the Performance Plan also modifies the proposed payouts for certain groups

          5Pursuant to the Notice of Amendment to the Motion of Debtors for Order Authorizing the Establishment of a Key Employee Retention Plan dated October 17, 2003, the cash availability test under the MIP was revised to utilize an average weekly calculation instead of the quarter end approach proposed in the Motion and will be benchmarked against the average monthly targets from the Business Plan.

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of eligible employees. Set forth in Table C below is a comparison between the percentage payouts under the MIP and the payouts proposed under the Performance Plan. As indicated in Table C, the increase in bonus levels will be limited to the most senior officers and employees of the Company. The level of potential payouts for Groups 3 and 4 will remain the same. However, under the new plan, employees in those groups will be able to achieve partial bonuses through achievement of performance levels of one of the Metrics or the other.

             2.        The information contained in Table C supplements the information contained in Tables A and B above. Namely, Tables A and B provide the performance target levels for EBITDA and cash availability, respectively. Table C contains the corresponding payout level as a percentage of Base Salary for employees in each group upon the achievement of the respective levels set forth in Tables A and B above.

             3.        For example, if on the period ending date of September 30, 2003, the Company has achieved the Target levels, i.e. EBITDA Metrics of $39,652,000 and Cash Availability Metrics of $111,983,000, Table C demonstrates that a Group 2 employee will be entitled to a bonus payout of 50% of Base Salary. Under the MIP, a Group 2 employee would have been entitled to a bonus payout of 30% of Base Salary.

             4.        If, however, on September 30, 2003, the Company has achieved the EBITDA Metric of $39,652,000 but has only achieved the minimum Cash Availability Metric of $95,186,000, Table C demonstrates that the same Group 2 employee would be entitled to receive a bonus equal to (a) 50% of 50% of the employee's Base Salary (corresponding to the achievement of the Target EBITDA level) plus (b) 25% of 50% of the employee's Base Salary (corresponding to the achievement of the minimum Cash Availability Metrics).

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             5.        Under the MIP, the entire bonus was based on achievement of a single goal, and absent achievement of that goal the employee would not receive any bonus in the example described immediately above.

Table C
Payouts as Percentage of Base Salary

Category of Eligible Employee	Minimum		Target		Maximum
	Old Plan	KERP	Old Plan	KERP	Old Plan	KERP
Group 1A	30%	50%	60%	100%	120%	200%
Group 1	25%	37.5%	50%	75%	100%	150%
Group 2	15%	25%	30%	50%	60%	100%
Group 3	10%	10%	20%	20%	40%	40%
Group 4	7.5%	7.5%	15%	15%	30%	30%

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C.          Discretionary Bonus

A discretionary bonus program is included which will be used to recognize outstanding performance of particular employees with the aggregate total available for all such discretionary bonus awards not to exceed $500,000. Amounts awarded under this program will be at the discretion of the Compensation Committee of the Board, based upon recommendations from the CEO.

The Severance Plan

             A.         As part of the KERP, the Company has introduced a new severance plan for its top 23 key executives (the "Severance Plan"). The Company has identified these 23 executives as vital to its ability to continue operating effectively. Included in the Severance Plan are the Company's Chief Executive Officer and Chief Financial Officer ("Group 1A") and other senior management employees ("Group 1").  Group 1A executives will be entitled to a lump sum payment, upon termination without "cause," equal to three times their base salary. Group 1 executives will be entitled to a lump sum payment, upon termination without "cause," equal to one times their base salary. No employee will be eligible for payment under the Severance Plan if his or her employment is terminated for "cause" or if the employee terminates his or her employment at will. The Severance Plan will replace any current contractual severance provisions that exist between these employees and the Company.6  The Company estimates that

          6The Company currently has five senior executives who have contractual severance arrangements ranging from 1/2 year to 3 years severance pay. All other salaried employees including senior management are entitled to participate in the Separation Plan (as defined below).

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the aggregate additional cost of the Severance Plan over and above the current amount for salaried employees will not exceed $3.7 million.

             B.         All other salaried employees will be entitled to the severance they have earned under the Company's existing Separation Plan for Salaried Employees (the "Separation Plan"). Under the Separation Plan, employees are entitled to two weeks base salary (not including bonus, overtime pay, or incentive pay) for each year of service with the Company up to a maximum of one year's pay.

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